Prospectus Supplement No. 1                     Filed Pursuant to Rule 424(b)(3)
to Prospectus dated January 4, 1999                   Registration No. 333-69055


                              CONNETICS CORPORATION

                PROSPECTUS SUPPLEMENT NO. 1 DATED AUGUST 23, 2000
                       TO PROSPECTUS DATED JANUARY 4, 1999
                  RELATING TO 3,572,548 SHARES OF COMMON STOCK

     This prospectus supplement supplements the information contained in the prospectus of Connetics Corporation dated January 4, 1999. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated January 4, 1999.

     The following table supplements the information contained in the prospectus under the caption "Selling Stockholders." The following table (1) revises the number of shares of our common stock offered by Domain Partners under the prospectus to reflect the distribution of shares held by Domain Partners IV, L.P. to its partners, (2) adds the partners of Domain Partners IV, L.P. who received shares in such distribution as selling stockholders in the selling stockholder table in the prospectus, and (3) amends footnote 3 to the selling stockholder table in the prospectus to delete the reference to the 1,220,747 shares held by Domain Partners IV, L.P.

                                                                           SHARES BENEFICIALLY OWNED
                                                                              AFTER OFFERING(1)(2)
                                                         SHARES OFFERED    -------------------------
          NAME OF SELLING STOCKHOLDER                        HEREBY           NUMBER       PERCENT
          ---------------------------                    --------------       ------       -------
REVISE:

Domain Partners(3)                                          279,253           105,479         *

ADD:

Leeway & Company                                             62,958               0          --
The Northern Trust Company as Trustee for the
    Lucent Technologies Inc. Master Pension Trust            99,665               0          --
The Chase Manhattan Bank, as Trustee for First
    Plaza Group Trust                                       116,161               0          --
HarbourVest Partners V-Partnership Fund L.P.                 79,652               0          --
The Mohawk River Fund L.P.                                   69,696               0          --
Mellon Bank, N.A. as Trustee for the
    Bell Atlantic Master Trust                               69,696               0          --
The Ford Foundation                                          69,696               0          --
The Board of Trustees of the Leland Stanford
    Junior University                                        46,464               0          --
Boston Safe Deposit & Trust Company, as Trustee
    for the SBC Master Pension Trust                         46,464               0          --
The Church Pension Fund                                      46,464            75,300         *

                                                                           SHARES BENEFICIALLY OWNED
                                                                              AFTER OFFERING(1)(2)
                                                         SHARES OFFERED    -------------------------
          NAME OF SELLING STOCKHOLDER                        HEREBY           NUMBER       PERCENT
          ---------------------------                    --------------       ------       -------
Nassau Capital Funds, L.P.                                   46,464               0          --
Gothic Corporation                                           37,171               0          --
University of Notre Dame du lac                              37,171               0          --
Endowment Venture Partners III, L.P.                         34,848               0          --
University of Southern California                            32,525               0          --
Sofinov Societe Financiere D'Innovation Inc.                 27,879               0          --
Knightsbridge Venture Capital IV, L.P.                       13,940               0          --
California Institute of Technology                           13,940               0          --
Trustees of Boston University                                13,940               0          --
Robert M. & Janice G. Davidson                               13,940               0          --
Lawrence F. DeGeorge                                         13,940               0          --
Genentech, Inc.(4)                                           13,940            704,742       2.4%
HarbourVest Partners V - Parallel Partnership
    Fund L.P.                                                13,275               0          --
American Bible Society                                        9,293               0          --
Employees' Retirement Plan of Duke University                 9,293               0          --
Mitsui & Co. (USA), Inc.                                      9,293               0          --
Crossroads 1997 Asset Allocation II, L.P.                     6,970               0          --
Crossroads 1997 Venture Capital Programme I, L.P.             6,970               0          --
Alexandria Real Estate Equities, L.P.                         5,344               0          --
Knightsbridge Netherlands II L.P.                             4,646               0          --
Crossroads 1997 Asset Allocation I, L.P.                      4,646               0          --
Crossroads 1997 Venture Capital I, L.P.                       4,646               0          --
One Palmer Square Associates IV, L.L.C.(5)                  139,757               0          --

-------------
* Less than 1%.

(1) Beneficial ownership is calculated based on 29,530,672 shares of our common stock outstanding as of July 31, 2000. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes the voting and investment power with respect to the securities. Unless otherwise indicated, and subject to applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power with respect to all shares of common stock held by them. Shares issuable upon the exercise of options that are exercisable or become exercisable within 60 days of July 31, 2000 are considered outstanding for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

(2) Assumes the sale of all shares of common stock offered hereby and no other purchases or sales of our common stock. If shares offered hereby are not sold, actual share ownership will be higher than this table reflects.

(3) Shares beneficially owned after the offering includes 66,107 warrants owned by Domain Partners III, L.P., DP III Associates, L.P., Domain Partners IV, L.P. and DP IV Associates, L.P., as well as 39,372 options to purchase shares of common stock which are currently exercisable or will become exercisable within 60 days of July 31, 2000 by Mr. Brian H. Dovey, a director of Connectics Corporation, who is a managing member of Domain Associates, L.L.C.

(4) Genentech, Inc. offered 380,048 shares of our common stock pursuant to the prospectus dated January 4, 1999. The 13,940 shares offered by Genentech as set forth in this prospectus supplement are in addition to the 380,048 shares originally offered by Genentech.

(5) Mr. Brian H. Dovey, a director of Connetics Corporation, is a managing member of One Palmer Square Associates IV, L.L.C.

     Footnote 3 to the selling stockholder table in the prospectus is hereby amended to read as follows:

"(3) Shares offered hereby consist of 241,640 shares offered by Domain Partners
     III L.P., 8,360 shares offered by DP III Associates L.P. and 29,253 shares offered by DP IV Associates L.P."


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 23, 2000